Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266358

PROSPECTUS SUPPLEMENT NO. 1

(to the prospectus dated March 23, 2023)

Haleon plc

3,559,371,012 Ordinary Shares

295,506,362 American Depositary Shares, representing 591,012,724 Ordinary Shares

This prospectus supplement (this “prospectus supplement”) supplements the prospectus dated March 23, 2023 (as supplemented to date, the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-266358). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 6-K, filed with the Securities and Exchange Commission on April 20, 2023 (the “Form 6-K”), as attached to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders identified in the Prospectus (collectively, the “selling securityholders”) of up to (i) 3,559,371,012 ordinary shares, nominal value £0.01 per share (“Ordinary Shares”) and (ii) 295,506,362 American Depositary Shares (“ADSs”), representing 591,012,724 Ordinary Shares, which were issued to the selling securityholders in connection with the Separation (as defined in the Prospectus). The Prospectus and this prospectus supplement also cover any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. Any statement in the Prospectus that is modified or superseded hereby is not deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement. Except to the extent that the information in this prospectus supplement modifies or supersedes the information contained in the Prospectus, this prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Ordinary Shares are admitted to the premium listing segment of the Official List of the UK Financial Conduct Authority (“FCA”) and traded on the main market for listed securities of the London Stock Exchange plc (“LSE”) under the symbol “HLN”. The ADSs are listed on the New York Stock Exchange (“NYSE”) under the symbol “HLN”. On April 19, 2023 the closing sale price as reported on the LSE of the Ordinary Shares was £3.436 per share and the closing sale price as reported on the NYSE of the ADSs was $8.73 per ADS.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 20, 2023

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER
PURSUANT TO RULE 13a-16 OR 15d-16 UNDER
THE SECURITIES EXCHANGE ACT OF 1934

For the month of April 2023

Commission File Number: 001-41411

Haleon plc
(Translation of registrant’s name into English)

England and Wales
(Jurisdiction of Incorporation)

Building 5, First Floor, The Heights,

Weybridge, Surrey, KT13 0NY
(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒	Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

INCORPORATION BY REFERENCE

This report on Form 6-K shall be deemed to be incorporated by reference in the registration statement on Form S-8 (No. 333-267647) of Haleon plc and to be a part thereof from the date on which this report is furnished, to the extent not superseded by documents or reports subsequently filed or furnished.

EXHIBIT INDEX

Exhibit
Number	Description

99.1	2023 AGM Trading Update

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HALEON PLC
(Registrant)

Dated: April 20, 2023	By:	/s/ Amanda Mellor
		Name:	Amanda Mellor
		Title:	Company Secretary

Exhibit 99.1

20 April 2023

2023 AGM trading update

20 April 2023: Haleon plc (the “Company”) (LSE/NYSE: HLN) today provides the following update ahead of the Annual General Meeting (AGM).

Trading in the first quarter of 2023 was strong, with revenue growth of 13.7% and organic revenue growth of 9.9%, with price +7.1%, and also volume mix +2.8% despite annualising the impact of the prior year ERP system cutover and distribution business model change which increased Q1 2022 sales by c.£50m.

Growth was seen across Respiratory Health, Pain Relief, Oral Health and Digestive Health and Other. Respiratory Health revenue was particularly strong given a continued strong cold and flu season, as well as some re-stocking in EMEA and LatAm, and North America given the particularly low inventory levels at the end of last year. In VMS revenue declined largely due to the strong strong comparative for Emergen-C in the US during the Omicron wave in Q1 2022. Centrum was up high single digit.

By geography performance was strong, with double digit growth in both EMEA and LatAm, and Asia Pacific, and mid-single digit growth in North America. Asia Pacific was boosted by strength in China, particularly in Pain Relief as lockdowns ended, combined with elevated COVID-19 and cold and flu incidence. Performance in North America was impacted by the decline in Emergen-C which partly offset very good growth in Respiratory Health and Pain Relief.

As a result of the strong start to the year, FY 2023 organic revenue growth is now expected to be towards the upper end of the 4-6% guidance range as provided with the FY 2022 results1. All other FY 2023 guidance remains unchanged.

The Group will provide a full update with its first quarter trading statement on 3 May 2023.

Revenue by product category for the three months ended 31 March:

	Revenue (£m)
	2023	2022	Reported	Organic[2]
Oral Health	811	741	9.4%	6.6%
VMS	405	405	0%	(3.7)%
Pain Relief	724	635	14.0%	11.0%
Respiratory Health	510	367	39.0%	33.0%
Digestive Health and Other	536	479	11.9%	7.3%
Group revenue	2,986	2,627	13.7%	9.9%

Revenue by geographical segment for the three months ended 31 March:

	Revenue (£m)
	2023	2022	Reported	Organic[2]	Price[2]	Vol/Mix[2]
North America	1,072	940	14.0%	5.1%	3.6%	1.5%
EMEA and LatAm	1,198	1,057	13.3%	13.1%	12.6%	0.5%
APAC	716	630	13.7%	11.7%	3.4%	8.3%
Group	2,986	2,627	13.7%	9.9%	7.1%	2.8%

1 Please note that we are unable to present a reconciliation of forward-looking information for organic revenue growth because we are unable to forecast accurately certain adjusting items required to present a meaningful comparable IFRS forward looking financial measure.

2 Definitions of non-IFRS measures can be found on pages 23-31 of the 2022 Full year results, and pages 36-55 in Haleon’s Annual Report and Form 20-F.

1

Enquiries

Investors		Media
Sonya Ghobrial	+44 7392 784784	Zoe Bird	+44 7736 746167
Rakesh Patel	+44 7552 484646	Nidaa Lone	+44 7841 400607
Emma White	+44 7823 523562

Email: investor-relations@haleon.com		Email: corporate.media@haleon.com

About Haleon plc

Haleon (LSE / NYSE: HLN) is a global leader in consumer health, with a purpose to deliver better everyday health with humanity. Haleon’s product portfolio spans five major categories - Oral Health, Pain Relief, Respiratory Health, Digestive Health and Other, and Vitamins, Minerals and Supplements (VMS). Its long-standing brands - such as Advil, Sensodyne, Panadol, Voltaren, Theraflu, Otrivin, Polident, parodontax and Centrum - are built on trusted science, innovation and deep human understanding.

2

Appendix

Cautionary note regarding forward-looking statements

This document contains certain statements that are, or may be deemed to be, "forward-looking statements“ (including for purposes of the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Forward-looking statements give Haleon’s current expectations and projections about future events, including strategic initiatives and future financial condition and performance, and so Haleon’s actual results may differ materially from what is expressed or implied by such forward-looking statements. All statements, other than statements of historical facts, included in this presentation are forward-looking statements. Such forward-looking statements include statements relating to future performance and financial results.

Any forward-looking statements made by or on behalf of Haleon speak only as of the date they are made and are based upon the knowledge and information available to Haleon on the date of this document. These forward-looking statements and views may be based on a number of assumptions and, by their nature, involve known and unknown risks, uncertainties and other factors because they relate to events and depend on circumstances that may or may not occur in the future and/or are beyond Haleon’s control or precise estimate. Such risks, uncertainties and other factors that could cause Haleon’s actual results, performance or achievements to differ materially from those in the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” on pages 202 to 210 in Haleon’s Annual Report and Form 20-F 2022. Forward-looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward-looking statements.

Subject to our obligations under English and U.S. law in relation to disclosure and ongoing information (including under the Market Abuse Regulations, the UK Listing Rules and the Disclosure and Transparency Rules of the Financial Conduct Authority ("FCA")), we undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should, however, consult any additional disclosures that Haleon may make in any documents which it publishes and/or files with the SEC and take note of these disclosures, wherever you are located.

No statement in this document is or is intended to be a profit forecast or profit estimate.

Use of non-IFRS measures (unaudited)

We use certain alternative performance measures to make financial, operating, and planning decisions and to evaluate and report performance. We believe these measures provide useful information to investors and as such, where clearly identified, we have included certain alternative performance measures in this document to allow investors to better analyse our business performance and allow greater comparability. To do so, we have excluded items affecting the comparability of period-over-period financial performance. Adjusted Results and other non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS.

Organic revenue growth (unaudited)

Organic revenue growth represents the change in organic revenue at CER from one accounting period to the next.

Organic revenue represents revenue, as determined under IFRS but excluding the impact of acquisitions, divestments and closures of brands or businesses, revenue attributable to manufacturing service agreements (MSAs) relating to divestments and the closure of sites or brands, and the impact of currency exchange movements.

3

Revenue attributable to MSAs relating to divestments and production site or brand closures has been removed from organic revenue because these agreements are transitional and, with respect to production site closures, include a ramp-down period in which revenue attributable to MSAs gradually reduces several months before the production site closes. This revenue reduces the comparability of prior and current year revenue and is therefore adjusted for in the calculation of organic revenue growth.

Organic revenue is calculated period-to-period as follows, with prior year exchange rates to restate current year comparatives:

–	Current year organic revenue excludes revenue from brands or businesses acquired in the current accounting period.

–	Current year organic revenue excludes revenue attributable to brands or businesses acquired in the prior year from 1 January of the comparative period to the date of completion of the acquisition.

–	Prior year organic revenue excludes revenue in respect of brands or businesses divested or closed in the current accounting period from 12 months prior to the completion of the disposal or closure until the end of the prior accounting period.

–	Prior year organic revenue excludes revenue in respect of brands or businesses divested or closed in the previous accounting period in full.

–	Prior year and current year organic revenue excludes revenue attributable to MSAs relating to divestments and production site closures taking place in either the current or prior year, each an Organic Adjustment.

To calculate organic revenue growth for the period, organic revenue for the prior year is subtracted from organic revenue in the current year and divided by organic revenue in the prior year.

The Group believes that discussing organic revenue growth contributes to the understanding of the Group’s performance and trends because it allows for a period-on-period comparison of revenue in a meaningful and consistent manner.

Organic revenue growth by individual geographical segment is further discussed by price and volume/mix changes, which are defined as follows:

–	Price: Defined as the variation in revenue attributable to changes in prices during the period. Price excludes the impact to organic revenue growth due to (i) the volume of products sold during the period and (ii) the composition of products sold during the period. Price is calculated as current year net price minus prior year net price multiplied by current year volume. Net price is the sales price, after deduction of any trade, cash or volume discounts that can be reliably estimated at point of sale. Value added tax and other sales taxes are excluded from the net price.

–	Volume/Mix: Defined as the variation in revenue attributable to changes in volumes and composition of products in the period.

The following tables reconcile reported revenue growth for the period ended 31 March 2023 and 31 March 2022 to organic revenue growth for the same period by geographical segment and by product category.

	Geographical Segments
	North	EMEA and
Q1 2023 vs 2022 (%)	America	LatAm	APAC	Total
Revenue growth	14.0	13.3	13.7	13.7
Organic adjustments of which:	—	0.4	(0.6)	—
Effect of Acquisitions	—	—	(0.7)	(0.2)
Effect of Disposals	—	0.4	—	0.2
Effect of MSAs	—	—	0.1	—
Effect of Exchange Rates	(8.9)	(0.6)	(1.4)	(3.8)
Organic revenue growth	5.1	13.1	11.7	9.9
Price	3.6	12.6	3.4	7.1
Volume/Mix	1.5	0.5	8.3	2.8

4

	Geographical Segments
	North	EMEA and
Q1 2022 vs 2021 (%)	America	LatAm	APAC	Total
Revenue growth	20.1	8.0	15.8	13.9
Organic adjustments of which:	0.8	2.0	0.2	1.2
Effect of Acquisitions	—	—	—	—
Effect of Disposals	0.5	1.1	—	0.6
Effect of MSAs	0.3	0.9	0.2	0.6
Effect of Exchange Rates	(3.6)	4.5	(0.8)	0.5
Organic revenue growth	17.3	14.5	15.2	15.6
Price	2.0	0.7	4.2	2.6
Volume/Mix	15.3	13.8	11.0	13.0

	Product Categories
					Digestive
	Oral		Pain	Respiratory	Health and
Q1 2023 vs 2022 (%)	Health	VMS	Relief	Health	Others	Total
Revenue growth	9.4	—	14.0	39.0	11.9	13.7
Organic adjustments of which:	—	(0.3)	—	—	0.2	—
Effect of Acquisitions	—	(0.3)	(0.5)	—	—	(0.2)
Effect of Disposals	—	—	0.5	—	0.2	0.2
Effect of MSAs	—	—	—	—	—	—
Effect of Exchange Rates	(2.8)	(3.4)	(3.0)	(6.0)	(4.8)	(3.8)
Organic revenue growth	6.6	(3.7)	11.0	33.0	7.3	9.9

	Product Categories
					Digestive
	Oral		Pain	Respiratory	Health and
Q1 2022 vs 2021 (%)	Health	VMS	Relief	Health	Others	Total
Revenue growth	5.7	16.4	18.0	51.0	0.6	13.9
Organic adjustments of which:	—	0.1	0.3	—	4.8	1.2
Effect of Acquisitions	—	—	—	—	—	—
Effect of Disposals	—	—	0.3	—	2.5	0.6
Effect of MSAs	—	0.1	—	—	2.3	0.6
Effect of Exchange Rates	2.2	(1.6)	0.6	1.9	(1.1)	0.5
Organic revenue growth	7.9	14.9	18.9	52.9	4.3	15.6

5